                                                                    Exhibit 99.1

                            CYPRESS BIOSCIENCE, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors .......................... F-2

Consolidated Balance Sheets as of December 31, 2001 and 2000 ............... F-3

Consolidated Statements of Operations for the years ended December 31,
2001, 2000 and 1999 ........................................................ F-4

Consolidated Statements of Stockholders' Equity (Deficit) for the years ended December 31, 2001, 2000 and 1999 ..................................... F-5

Consolidated Statements of Cash Flows for the years ended December 31,
2001, 2000 and 1999 ........................................................ F-6

Notes to Consolidated Financial Statements ................................. F-7

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders

Cypress Bioscience, Inc.

         We have audited the accompanying consolidated balance sheets of Cypress Bioscience, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cypress Bioscience, Inc. as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

         The accompanying consolidated financial statements have been prepared assuming that Cypress Biosciences, Inc. will continue as a going concern. As more fully described in Note 1 to the financial statements, through December 31, 2001 Cypress Bioscience, Inc. has accumulated losses of $103,486,221 and without additional financing, lacks sufficient working capital to fund operations for the year ended December 31, 2002. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans as to these matters are also described in Note 1. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                               /s/ Ernst & Young LLP


San Diego, California
February 21, 2002

                            CYPRESS BIOSCIENCE, INC.

                           CONSOLIDATED BALANCE SHEETS

                                                                                         December 31,
                                                                                  2001                    2000
                                                                          ---------------------    --------------------
ASSETS
Current assets:
   Cash and cash equivalents                                                  $   5,867,083            $   7,102,317
   Restricted cash                                                                  605,240                        -
   Accounts receivable from agreement with Fresenius (Note 2)                             -                  439,315
   Prepaid expenses                                                                  61,244                  104,178
   Assets held for sale                                                                   -                   26,739
   Debt acquisition cost - current                                                    6,992                   76,612
                                                                          ---------------------    --------------------
     Total current assets                                                         6,540,559                7,749,161

Property and equipment, net                                                         126,980                  102,048
Other assets                                                                         17,569                   40,062
                                                                          ---------------------    --------------------
     Total assets                                                             $   6,685,108            $   7,891,271
                                                                          =====================    ====================

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
   Accounts payable                                                           $     646,745            $     936,251
   Accrued compensation                                                              86,146                  171,360
   Accrued liabilities (Note 4)                                                     965,530                  267,182
   Current portion of long-term obligations                                         555,630                1,578,562
   Current portion of convertible debentures                                              -                  275,000
   Deferred revenue                                                               6,400,000                        -
                                                                          ---------------------    --------------------
     Total current liabilities                                                    8,654,051                3,228,355

Long-term obligations, net of current portion (Note 6)                                    -                  563,688

Commitments and contingencies (Note 5)

Stockholders' equity (deficit): (Note 7)
   Common  stock, $.02 par value; authorized 75,000,000 shares; issued and outstanding, 6,349,221 and 6,105,350 shares at
           December 31, 2001 and 2000, respectively                                 126,984                  122,107
   Additional paid-in capital                                                   101,580,267              100,269,714
   Shareholder receivable                                                          (189,973)                       -
   Accumulated deficit                                                         (103,486,221)             (96,292,593)
                                                                          ---------------------    --------------------
     Total stockholders' equity (deficit)                                        (1,968,943)               4,099,228
                                                                          ---------------------    --------------------
                                                                              $   6,685,108            $   7,891,271
                                                                          =====================    ====================

See accompanying notes to the financial statements.

                            CYPRESS BIOSCIENCE, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                     Years Ended December 31,
                                                       2001                   2000                   1999
                                                 ---------------         ---------------        ---------------
Revenues:
   Revenue from Fresenius agreement              $     1,600,000         $     2,975,208        $     1,284,583
   Product sales                                               -                       -                588,120
                                                 ---------------         ---------------        ---------------
                                                       1,600,000               2,975,208              1,872,703

Costs and expenses:
   Production costs                                            -                 426,971                888,015
   Sales and marketing                                         -               5,922,706              5,937,463
   Research and development                            3,785,919               1,880,086              1,889,933
   General and administrative                          5,152,275               3,331,869              3,689,739
                                                 ---------------         ---------------        ---------------
                                                       8,938,194              11,561,632             12,405,150

Other income (expense):
   Interest income                                       434,363                 633,523                496,740
   Interest expense                                     (273,083)               (549,125)              (160,766)
   Gain (loss) on sale of assets, net                    (16,714)                      -              2,411,532
                                                 ---------------         ---------------        ---------------
                                                         144,566                  84,398              2,747,506
Net loss                                         $    (7,193,628)        $    (8,502,026)       $    (7,784,941)
                                                 ===============         ===============        ===============
Net loss per share- basic and diluted            $         (1.15)        $         (1.40)       $         (1.38)
                                                 ===============         ===============        ===============

Shares used in computing net loss
     per share - basic and diluted                     6,249,917               6,052,905              5,630,495
                                                 ===============         ===============        ===============

See accompanying notes to the financial statements.

                            CYPRESS BIOSCIENCE, INC.

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                      Preferred Stock                     Common Stock            Additional
                                            ----------------------------------------------------------------
                                                   Shares       Par Value            Shares        Par Value    Paid-in Capital
                                            ------------------------------------------------------------------------------------
Balance at December 31, 1998                     1,156,832    $      23,136        5,175,256    $     103,505    $  86,963,002
    Stock options and warrants exercised                --               --          421,315            8,426        6,491,853
    Deferred compensation related to stock
      options                                           --               --               --               --               --
    Stock issued to match 401(k)
    contributions                                       --               --           10,898              218          205,926
    Sale of common stock to Fresenius                   --               --           37,191              744          999,256
    Sale of warrants to Fresenius                       --               --               --               --          500,000
    Preferred stock conversions                 (1,156,832)         (23,136)         144,604            2,892           20,244
    Stock issued for services                           --               --               --               --           13,750
    Warrants issued to lender                           --               --               --               --          225,604
      Net loss                                          --               --               --               --               --
                                            ------------------------------------------------------------------------------------
Balance at December 31, 1999                            --               --        5,789,264          115,785       95,419,635
    Issuance of Stock upon options
    exercised                                           --               --          285,681            5,714        4,449,580
    Compensation related to stock options               --               --               --               --           26,000
    Stock issued to match 401(k)
    contributions                                       --               --           22,199              444          172,548
    Conversion of 7% debentures plus
    interest                                            --               --            6,948              139          151,976
    Issuance of common stock for services               --               --            1,533               31           49,969
    Retirement of fractional shares for
      reverse split                                     --               --             (275)              (6)               6
    Net loss and comprehensive net loss                 --               --               --               --               --
                                            ------------------------------------------------------------------------------------
Balance at December 31, 2000                            --        6,105,350          122,107      100,269,714               --
    Issuance of Stock upon options
    exercised                                           --               --          134,248            2,685          333,378
    Compensation related to stock options
      issued to consultants for services                --               --               --               --           34,531
    Stock issued to match 401(k)
    contributions                                       --               --           15,873              317           51,270
    Stock compensation on variable
      employee stock options                            --               --               --               --          784,874
    Issuance of common stock for services               --               --           93,750            1,875          106,500
    Net loss and comprehensive net loss                 --               --               --               --               --
                                            ------------------------------------------------------------------------------------
Balance at December 31, 2001                            --    $          --        6,349,221    $     126,984    $ 101,580,267
                                            ====================================================================================
                                                Shareholder          Deferred        Accumulated
                                                 Receivable        Compensation        Deficit           Total
                                            ---------------------------------------------------------------------
Balance at December 31, 1998                    $          --    $    (239,446)   $ (80,005,626)   $   6,844,571
    Stock options and warrants exercised                   --               --               --        6,500,279
    Deferred compensation related to stock
      options                                              --          239,446               --          239,446
    Stock issued to match 401(k)
    contributions                                          --               --               --          206,144
    Sale of common stock to Fresenius                      --               --               --        1,000,000
    Sale of warrants to Fresenius                          --               --               --          500,000
    Preferred stock conversions                            --               --               --               --
    Stock issued for services                              --               --               --           13,750
    Warrants issued to lender                              --               --               --          225,604
      Net loss                                             --               --       (7,784,941)      (7,784,941)
                                            ---------------------------------------------------------------------
Balance at December 31, 1999                               --               --      (87,790,567)       7,744,853
    Issuance of Stock upon options
    exercised                                              --               --               --        4,455,294
    Compensation related to stock options                  --               --               --           26,000
    Stock issued to match 401(k)
    contributions                                          --               --               --          172,992
    Conversion of 7% debentures plus
    interest                                               --               --               --          152,115
    Issuance of common stock for services                  --               --               --           50,000
    Retirement of fractional shares for
      reverse split                                        --               --               --               --
    Net loss and comprehensive net loss                    --               --       (8,502,026)      (8,502,026)
                                            ---------------------------------------------------------------------
Balance at December 31, 2000                               --               --      (96,292,593)       4,099,228
    Issuance of Stock upon options
    exercised                                        (189,973)              --               --          146,090
    Compensation related to stock options
      issued to consultants for services                   --               --               --           34,531
    Stock issued to match 401(k)
    contributions                                          --               --               --           51,587
    Stock compensation on variable
      employee stock options                               --               --               --          784,874
    Issuance of common stock for services                  --               --               --          108,375
    Net loss and comprehensive net loss                    --               --       (7,193,628)      (7,193,628)
                                            ---------------------------------------------------------------------
Balance at December 31, 2001                    $    (189,973)   $          --    $(103,486,221)   $  (1,968,943)
                                            =====================================================================

See accompanying notes to the financial statements.

                            CYPRESS BIOSCIENCE, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    Years Ended December 31,
                                                                       2001                   2000                  1999
                                                                -------------------    ------------------    ------------------
Operating Activities

Net loss                                                             $(7,193,628)           $(8,502,026)          $(7,784,941)
Adjustments to reconcile net loss to net cash used
    in operating activities:
     Depreciation and amortization                                       141,641                262,721               253,627
     Amortization of deferred compensation                                     -                      -               239,446
     Amortization of deferred revenue agreement                       (1,600,000)                     -                     -
     Stock compensation on variable employee options                     784,874                      -                     -
     Stock and options issued for services and interest payments         194,493                 76,000               239,354
     Common stock issued for employee services                                 -                172,992               206,144
     Gain on sale of facility and inventory to Fresenius                       -                      -            (2,497,127)
     Loss on disposal of property and equipment                           16,714                      -                85,595
     Changes in operating assets and liabilities:
        Accounts receivable, net                                               -                      -               584,200
        Receivable from agreement with Fresenius                         439,315                (51,841)             (387,474)
        Inventories                                                            -                      -              (235,437)
        Prepaid expenses                                                  42,934                285,003              (134,289)
        Other assets                                                      20,518                (11,292)              (20,360)
        Accounts payable and other accrued liabilities                   323,628               (164,712)             (468,211)
                                                                -------------------    ------------------    ------------------
Net cash used in operating activities                                 (6,829,511)            (7,933,155)           (9,919,473)

Investing Activities
       Proceeds from restructured Fresenius agreement                  8,000,000                      -                     -
       Proceeds from sale of assets and inventory to Fresenius            12,000                      -             5,245,517
       Purchase of property and equipment                                (96,953)               (21,359)             (149,358)
       Proceeds from sale of property and equipment                            -                      -                15,050
       Release (deposit) of restricted cash                             (605,240)                     -                35,000
                                                                -------------------    ------------------    ------------------
Net cash (used in) provided by investing activities                    7,309,807                (21,359)            5,146,209

Financing Activities
       Net proceeds from exercise of stock options and warrants          146,090              4,455,293             6,500,279
       Net proceeds from issuance of common stock and warrants                 -                      -             1,500,000
       Proceeds from term loan                                                 -                      -             3,000,000
       Payments on capital lease obligation                                    -                 (6,167)              (15,831)
       Payments on convertible debentures                               (275,000)                     -                     -
       Payments on notes payable                                      (1,586,620)              (962,261)              (40,293)
       Deferred financing costs                                                -                      -              (220,493)
                                                                -------------------    ------------------    ------------------
Net cash provided by (used in) financing activities                   (1,715,530)             3,486,865            10,723,662

Increase (decrease) in cash and cash equivalents                      (1,235,234)            (4,467,649)            5,950,398
   Cash and cash equivalents at beginning of the year                  7,102,317             11,569,966             5,619,568
                                                                -------------------    ------------------    ------------------
   Cash and cash equivalents at end of the year                      $ 5,867,083            $ 7,102,317           $11,569,966
                                                                ===================    ==================    ==================

Supplemental disclosure of cash flow information
   Interest paid                                                     $   209,860            $  410,725            $   131,116
                                                                ===================    ==================    ==================

Non cash disclosure
   During 2000, the Company paid off convertible debentures of $125,000 and accrued interest of approximately $27,115 through the issuance of approximately 6,948 shares of common stock.

See accompanying notes to the financial statements.

                            CYPRESS BIOSCIENCE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

         The goal of Cypress Bioscience, Inc. (the "Company") is to be the first to market with a product approved for the treatment of FMS, the first in a pipeline of proposed future products. The business strategy combines cutting edge science with clinical development of well-characterized drugs that offer strong potential to help FMS patients. In pursuit of this goal, the Company licensed the first clinical candidate for the treatment of FMS, milnacipran, in August of this year from Pierre Fabre. The Company filed an IND application in December of 2001 and received regulatory clearance in January 2002, and intends to commence a Phase II clinical trial in the second quarter of 2002 to evaluate milnacipran in the treatment of FMS.

         Prior to December 31, 2000, the Company was engaged in the product development and marketing of the PROSORBA(R) column for the treatment of rheumatoid arthritis ("RA") and idiopathic thrombocytopenia purpura ("ITP"), which are types of immune disorders, and was engaged in the development of novel therapeutic agents for the treatment of blood platelet disorders. The PROSORBA column absorbs antibodies and circulating immune complexes and modulates the patient's inappropriate immune response to certain diseases.

         The Company owns the rights to Cyplex, a platelet alternative, as an alternative to traditional platelet transfusions. Cyplex is not being actively developed at this point in time. The Company may resume development in the future as finances permit.

Basis of Presentation

         The accompanying financial statements are prepared assuming the Company is a going concern. The Company lacks sufficient working capital to fund operations at their current level for the entire year ended December 31, 2002. Therefore, additional capital resources will be required to fund the ongoing operations related to the Company's research, development and business development activities. Management believes there are a number of potential alternatives available to meet the continuing capital requirements such as public or private financing or collaborative agreements. Subsequent to year-end, the Company announced that it has entered into agreements to sell up to 6,882,591 shares of the Company's common stock, and warrants to purchase up to 3,441,296 shares of the Company's common stock for a total of up to $17 million to a group of institutional and other accredited investors. The closing of the financing is contingent upon continued listing of the Company's securities on the NASDAQ Small Cap Market and receipt of shareholder approval. A special meeting of the shareholders is set for March 25, 2002. The estimated proceeds of the proposed private placement are expected to satisfy the Company's capital requirements through at least December 31, 2002. There can be no assurance that this financing arrangement will be consummated in the necessary time frame needed to fund continuing operations, on terms favorable to the Company or at all. The Company is taking actions to reduce its ongoing expenses. If adequate funds are not available, the Company will be required to significantly curtail its research and development and business development activities as well as potentially scale back its planned Phase II clinical trials. The 2001 financial statements do not include any adjustment to reflect the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may result from the outcome of this uncertainty.

Accounting Estimates in the Preparation of Financial Statements

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash, Cash Equivalents and Short-term Investments

         Cash and cash equivalents consist of cash, money market funds and other highly liquid investments with a maturity of three months or less from the date of purchase. The Company applies Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS
115), to short-term investments. Under SFAS No. 115, short-term investments are classified as "available-for-sale" and assets are recorded at estimated fair value in the balance sheets with unrealized gains and losses, if any, reported in stockholders' equity. As of December 31, 2001, the cost of short-term investments approximated fair value and all of our short-term investments were in money market accounts. The Company has not experienced any losses on our cash, cash equivalents, or short-term investments.

Property and Equipment

         Property and equipment, including assets acquired under capital leases, are recorded at cost and depreciated or amortized over the estimated useful lives of the assets (three to five years) or the lease term using the straight-line method.

Accrued Clinical Trial Costs

         The Company enrolls patients in various clinical trial sites, which are conducted primarily in the United States. The Company records the cost of such studies as the clinical work is performed by the respective research entities. The Company accrues costs related to clinical trials in the period incurred.

Debt Acquisition Costs

         Debt acquisition costs are amortized over the life of the related debt.

Stock Options and Warrants

         As permitted by Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, the Company applies the intrinsic value-based method prescribed by Accounting Principals Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), and related interpretations in accounting for fixed plan stock options. As such, no compensation expense is recognized if the exercise price of stock options equals the fair value of the underlying stock at the date of grant.

         Deferred compensation for options and warrants granted to non-employees has been determined at the grant date in accordance with SFAS No. 123 and EITF No. 96-18, Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods or Services, and has been recorded at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. Such deferred compensation is recognized over the period the related services are rendered.

Revenue Recognition

         Revenue from the restructured Fresenius agreement (Note 3) consisted of the amortization of the upfront payment from the restructured Fresenius agreement on a straight-line basis over a five-year term beginning. The Company received $8 million in January 2001 and granted Fresenius a license, which was royalty-free for the first 10,000 unit sales for each of the first five years, with a royalty of $200 per unit on sales exceeding 10,000 units in any year. The Company was to receive royalties on all unit sales after the fifth year. As the up-front payment was a prepayment on the first five years of sales and the terms of the agreement did not state that the payment was non-refundable, the Company deferred the recognition of this payment over the initial prepaid period of five years.

         Revenue from the Fresenius agreement, for the year ended December 31, 2000, consisted of the Company's pro rata share of PROSORBA column sales by Fresenius as determined under the agreement entered into in March 1999. The Company's pro rata share of PROSORBA column sales was determined as a total of allowable reimbursable expenses incurred by the Company for royalty, research and development and sales and marketing expenses plus the Company share of any remaining net profit generated under the agreement. The Company's share of remaining net profit was calculated as the gross profit from PROSORBA column sales less reimbursed expenses incurred by the Company and Fresenius HemoCare.

         In accordance with Staff Accounting Bulleting ("SAB") No. 101, Revenue Recognition in financial Statements, revenues are recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed and determinable and collectibility is reasonably assured. Revenue from product sales, which ended in 1999, was recognized when products were shipped.

Research and Development

         Research and development costs are expensed as incurred.

Net Loss Per Share

         In accordance with Statement of Financial Accounting Standards No. 128, Earnings per Share, the computation of net loss per share is based upon the weighted average number of shares of common stock issued and outstanding for each period. Common stock equivalents related to options, warrants and convertible securities are excluded from the computation, as their effect is antidilutive.

Long-Lived Assets

         In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the estimated undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. To date, the Company has not identified any indicators of impairment or recorded any impairment of long-lived assets.

Comprehensive Loss

         Effective January 1, 1998, the Company adopted "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes new rules for the reporting and display of comprehensive income (loss) and its components. Comprehensive loss is the same as net loss for all periods presented.

Recent Accounting Pronouncements

     In June 2001, the FASB issued Statements of Financial Accounting Standards
(SFAS) No. 141, "Business Combinations" and No 142, "Goodwill and Other Intangible Assets." Under the new rules, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. The amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respects to goodwill and intangible assets acquired prior to July 1, 2001, the Company will apply the new accounting rules beginning January 1, 2002. The Company does not expect the adoption of the new standards to have a material effect on the financial statements.

In August 2001, the SFAS No. 144, Accounting for the Impairment of Long-Lived Assets, effective for fiscal years beginning after December 15, 2001. SFAS No. 144 supersedes SFAS No. 121 and portions of APB Opinion No. 30. Although SFAS No. 144 retains many of the fundamental recognition and measurement provisions of SFAS No. 121, the new rules significantly change the criteria that would have to be met to classify an asset as held-for-sale. This distinction is important because assets to be disposed of are stated at the lower of their fair values or carrying amounts and depreciation is no longer recognized. The new rules also will supersede the provisions of APB Opinion No. 30 with regard to reporting the effects of a disposal of a segment of a business and will require expected future operating losses from discontinued operations to be displayed in discontinued operations in the period in which the losses are incurred, rather than as of the measurement date as presently required by APB 30. In addition, more dispositions will qualify for discontinued operations treatment in the income statement. The Company will apply the new rules on accounting for such assets beginning in the first quarter of fiscal year 2002, and does not believe that the application will have a material effect on the earnings and financial position of the Company.

2. FRESENIUS AGREEMENT

     On January 19, 2001, Fresenius HemoCare purchased the United States Food and Drug Administration pre-market approvals and applications for the PROSORBA column as well as furniture and equipment used in connection with research and development, clinical trials, quality control, and sales and marketing efforts associated with the PROSORBA column. In addition, Fresenius HemoCare assumed the liability under a lease for a facility in Redmond, Washington and obligations under contracts relating to the PROSORBA column, including royalty obligations under assigned patent licenses. The Company also assigned a distribution agreement for the territory of Canada to Fresenius HemoCare, but retained ownership of the patents and trademarks for the PROSORBA column.

     In connection with the sale of assets, the existing license agreement with Fresenius HemoCare was restructured so that Fresenius HemoCare assumed responsibility for the research and development, clinical trials and sales and marketing of the PROSORBA column in addition to the manufacturing responsibility that Fresenius HemoCare has had since April 1999. The restructured agreement eliminates the profit sharing and expense sharing provisions and substitutes royalty provisions. At the closing, Fresenius HemoCare paid a license fee, which represents a prepayment of royalties for sales up to 10,000 columns in each of next five years beginning with 2001. In addition, the Company is entitled to receive royalties on any sales of columns in excess of the 10,000 columns within any of the first five years and for all column sales beyond the five-year period. Fresenius HemoCare paid approximately $8 million in cash upon consummation of the transaction.

     Finally, the Company transferred to Fresenius HemoCare approximately 31 employees who worked on the PROSORBA related activities that will no longer be handled by us.

     Prior to the January 2001 amendment of the license and distribution agreement, the agreement entered into in March 1999 governed the relationship with Fresenius HemoCare. The original agreement provided for the co-marketing and distribution of the PROSORBA column in the United States and for the registration and distribution of the PROSORBA column in Europe, Latin America and subject to certain conditions, Japan and select Asian countries. The terms of the agreement with Fresenius HemoCare specified joint efforts to introduce and market the PROSORBA column in the United States, with Fresenius HemoCare having exclusive distribution rights and responsibility for clinical trials and registration overseas. The agreement included a 50/50 profit split in the territories other than the United States. The profit sharing was 50/50 in the United States for both the PROSORBA column and disposables sold by Fresenius HemoCare for use with the PROSORBA column.

     Revenue since the March 1999 Fresenius agreement and prior to the January 2001 revised agreement consisted of our pro rata share of PROSORBA column sales by Fresenius. Our pro rata share of PROSORBA column sales was determined as the total of allowable expenses incurred by us for royalty, research and development and sales and marketing expenses plus our share of any remaining net profit generated under the agreement. Our share of remaining net profit was calculated as the gross profit from PROSORBA column sales less reimbursed expenses incurred by us and Fresenius HemoCare. Prior to the March 1999 Fresenius agreement, we recorded PROSORBA column sales as product sales in the statement of operations. As such, current year revenues are not directly comparable to revenues recorded in the prior periods.

     The original agreement also included an option for Fresenius HemoCare to purchase assets used in the manufacturing facilities in Redmond, Washington. In April 1999, Fresenius exercised its option to acquire the PROSORBA column manufacturing facility and related assets, located in Redmond, Washington, for $5.2 million. The purchase price paid to us consisted of cash of $1.2 million and an offset of $4.0 million from the previous draw down of an interest-free line of credit provided by Fresenius in March 1999. In connection with this transaction, Fresenius purchased from our inventory for approximately $2.0 million that resulted in a gain to us of $779,000. After final adjustments related to the sales price of the facility were determined in the fourth quarter of 1999, an additional gain of approximately $1.7 million was recognized.

3. LICENSING AGREEMENT

     In August 2001, Cypress entered into a license agreement with Pierre Fabre, the pharmaceutical division of bioMerieux Pierre Fabre of Paris, France. The agreement provides Cypress with an exclusive license to develop and sell any product with the compound milnacipran as an active ingredient, for the treatment of FMS and related chronic pain syndromes in the United States and Canada. The agreement also gives Cypress an option to expand the license to include other indications in these markets.

     In connection with the license, Cypress paid Pierre Fabre an upfront fee and is obligated to make additional payments based on meeting certain clinical and regulatory milestones. The payments which have been accrued or paid to date, which total $1.5 million through December 31, 2001, have been expensed pursuant to SFAS No. 2, Accounting for Research and Development Costs, as the ultimate commercialization of the related products is uncertain and the technology has no alternative uses. If the drug is commercialized, Cypress will pay Pierre Fabre a transfer price and royalties based on net sales. Pierre Fabre retains the right to sell products developed by Cypress for the FMS indication outside of North America and will pay Cypress a royalty based on net sales for such marketing rights.

4. FINANCIAL STATEMENT DETAILS

Property and Equipment

       Property and equipment are comprised of the following as of December 31:

                                                      2001         2000
                                                    ---------    ---------
     Laboratory and production equipment            $ 121,321    $  98,572
     Office equipment                                 407,028      363,273
     Leasehold improvements                            20,261       20,261
                                                    ---------    ---------
                                                      548,610      482,106
     Accumulated depreciation and amortization       (421,630)    (380,058)
                                                    ---------    ---------
                                                    $ 126,980    $ 102,048
                                                    =========    =========

     Depreciation expense for the years ended December 31, 2001, 2000 and 1999 was $72,021, $109,000 and $245,000, respectively, including assets under capital leases. The cost and accumulated depreciation for assets acquired under capital leases totaled approximately $25,000 and $16,000, respectively, at December 31, 2000. There were no capital leases as of December 31, 2001.

Accrued Liabilities

       Accrued liabilities are comprised of the following as of December 31:

                                                         2001        2000
                                                       --------    --------
     Accrued clinical trial costs                      $206,284    $183,815
     Accrued licensing fees to Pierre Fabre for
     milnacipran                                        750,000          --
     Other                                                9,246      83,367
                                                       --------    --------
                                                       $965,530    $267,182
                                                       ========    ========

5. COMMITMENTS AND CONTINGENCIES

Operating Leases

     The Company currently occupies approximately 5,200 square feet of leased office space in San Diego, California. The San Diego facility houses our executive and administrative offices. The lease for this facility expires in July 2002.

     Total rent expense was approximately $175,000, $183,000 and $305,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

Capital Leases

     The capital lease obligations for December 31, 2000 are applicable to assets held for sale and were assumed by Fresenius in January 2001. As of December 31, 2001 we have no capital lease obligations.

6. LONG-TERM OBLIGATIONS

Term Loan

     In September 1999, the Company signed a $5.0 million term loan agreement with a financing company of which $2.0 million was drawn down immediately. An additional $1.0 million was drawn in December 1999.

     As of December 31, 2001, the current portion of long-term obligation represents the remainder of the fully amortizing term loan that will be repaid in full by July 2002 from the funds currently held as restricted cash. Prior to the sale of PROSORBA related assets to Fresenius the loan was secured by certain of our assets. In January 2001, the debt covenants related to this loan were restructured and the loan was secured with a $2.1 million interest bearing restricted cash account held as collateral by the lender. This interest bearing restricted cash has been and will continue to be used to retire the loan over its term. The remaining balance of the restricted cash account at December 31, 2001 was $605,240. In connection with this agreement, we granted the lender a five-year warrant to purchase 21,106 shares of our common stock at an exercise price of $23.68 per share. The warrant was valued in accordance with EITF 96-18 and is being amortized as additional interest expense over the term of the loan. The warrants expire in September and December 2004.

7% Convertible Debentures

     The 7% Convertible Debentures were originally issued in April 1994. Interest was payable in cash or shares of common stock at our option. During the years ended December 31, 2001 and 2000, we recorded related interest expense of approximately $5,000 and $19,000 respectively, which has been paid in cash and common stock. The conversion price for the principal amount was $23.04 per share of registered common stock, the fair market value on the date of closing. The conversion price for the interest is the lower of $32.00 per share of common stock or the average closing price for the 10 days prior to the annual April 30th interest payment date. During 2000, $125,000 of convertible debentures along with accrued interest of $27,115 were converted to 6,948 shares of common stock. The remaining 7% Convertible Debentures were due and repaid in full in March 2001 in accordance with the terms of the debenture agreement, in the amount of $275,000.

Note Payable

     In March 1998, the Company received a loan totaling $440,000 to finance the purchase of fixed assets of which approximately $56,400 was outstanding at December 31, 2000. In accordance with the terms, the line was to mature in March 2002 and interest accrued at the bank's prime rate plus 0.5% (9.5% at December 31, 2000). The loan was fully collateralized by the fixed assets financed from the proceeds of the loan which had a net book value of approximately $40,400 at December 31, 2000. The monthly principal installments on the note was $4,029 per month plus interest. The note was repaid in full in January 2001.

     The table below indicates the amounts of our obligations under long term notes:

                                                       December 31,
                                                    2001           2000
                                                -----------    -----------

     Term loan, payable through July 2002       $   555,630    $ 2,085,840
     7% Convertible Debentures due March 2001             -        275,000
     Note payable, payable through March 2002             -         56,410
                                                -----------    -----------
                                                    555,630      2,417,250
     Less current portion                          (555,630)    (1,853,562)
                                                -----------    -----------
                                                $         -    $   563,688
                                                ===========    ===========

7. STOCKHOLDERS' EQUITY

Reverse Stock Split

     On February 28, 2001, the Company's stockholders authorized the Board of Directors to effect a reverse stock split in any of the following ratios: 1:6, 1:7, 1:8, 1:9 or 1:10. On March 7, 2001, the Board of Directors set the ratio at 1 for 8 and the reverse stock split to be effected on March 9, 2001. All share, per share, and stock option information has been retroactively restated to reflect the reverse stock split.

Authorized Shares

     The Company is authorized to issue up to 15,000,000 shares of preferred stock.

Series A Convertible Preferred Stock

     The Series A convertible preferred stock was converted into common stock on January 20, 1999.

Warrants

     In 1991, the Company granted warrants to purchase 93,737 shares of common stock to certain officers, directors and employees, which were exercisable through June 2001 at $15.00 per share. Such warrants expired unexercised during 2001. In April 1994, the Company issued Allen & Company a five-year warrant to purchase 37,500 shares of common stock at $23.00 for its services as a placement agent for the 7% Convertible Debentures.

     In conjunction with transactions completed in October 1996, the Company granted warrants to purchase 360,049 shares of common stock. The warrants entitle the holders to purchase common stock for $16.00 per share. In March 1999, the Company called for redemption of the remaining warrants outstanding of 340,518. In April 1999, the Company received net proceeds from the redemption of $5.2 million.

     In 1998, the Company granted warrants to purchase 31,350 shares of common stock to consultants, which were exercisable through November 2001, at prices ranging from $15.04 to $19.20. Such warrants expired unexercised during 2001.

     In 1999, the Company issued warrants to purchase 21,081 shares of common stock at $23.60 per share to a lender. The warrants are exercisable through September 2004. The warrants were valued at $225,604 and are being amortized as additional interest expense over the life of the loan.

Stock Options

     2000 EQUITY INCENTIVE PLAN. In May 2000, the Company adopted the 2000 Equity Incentive Plan authorizing the issuance of both incentive and non-qualified options to purchase our common stock, as well as the granting of stock bonuses and rights to purchase restricted stock. Under the plan, 375,000 shares of common stock are reserved for issuance to directors, officers, key employees, consultants and certain advisors. In February 2001, the shareholders of the Company approved a provision to amend the 2000 Equity Incentive Plan, whereby the total number of shares reserved for issuance under the Plan and the 1996 Equity Incentive Plan, in the aggregate, may be increased quarterly such that the number equals 21.1% of the number of shares of the Company's common stock issued and outstanding and to increase the number of shares that may be issued to any employee in a calendar year to 2,500,000 shares. Pursuant to the amendment, the number of shares reserved for issuance under the plan increased by 51,455 in 2001.

     1996 EQUITY INCENTIVE PLAN. In April 1996, the Company adopted the 1996 Equity Incentive Plan authorizing the issuance of both incentive and non-qualified options to purchase our common stock, as well as the granting of stock bonuses and rights to purchase restricted stock. Under the plan, 1,250,000 shares of common stock are reserved for issuance to directors, officers, key employees, consultants and certain advisors.

     INCENTIVE STOCK OPTIONS. In June 1985, the Company adopted an Incentive Stock Option and Appreciation Plan. The plan authorizes options to purchase, and appreciation rights with respect to, our common stock, which may be granted to such officers and key employees as may be selected by the Board of Directors or a committee appointed by the Board to administer the plan. The plan was amended in June 1992 to increase the number of shares reserved for issuance to 93,750. The plan expired in 1995; however, options previously granted under the plan remain outstanding according to their respective terms and conditions.

     NON-QUALIFIED STOCK OPTIONS. The Company has reserved 71,500 shares of common stock for issuance under our 1988 Non-qualified Stock Option Plan, as amended in 1992 and 1995. The plan expired February 1998; however, options previously granted under the plan remain outstanding according to their respective terms and conditions.

     STOCK OPTIONS-OTHER. Prior to 1997 the Company granted to employees, and others, options to purchase common stock, other than pursuant to a formal option plan.

     Options granted pursuant to each of the plans above have a term of up to ten years and generally vest over four years.

     OPTION EXCHANGE PROGRAM. On June 27, 2001, the Company implemented an option exchange program. Pursuant to the program, the exercise price of certain options held by certain of our executive officers and directors which were exchanged for options with an exercise price of $2.50, the fair market value of our Common Stock on June 27, 2001, the date the option cancel and regrant program was effected. As a condition to participating in the option cancel and regrant program, optionees who elected to surrender their old options for the replacement options had to exercise at least twenty percent of the replacement options on June 27, 2001. In addition, the replacement options expire no later than the earlier of the expiration date of the original option grant, or June 27, 2006. An executive officer exercised his option to purchase 101,319 shares pursuant to a promissory note that was issued by the Company and is secured by his stock. The outstanding principal amount of the promissory note is due on June 27, 2006, and the interest is payable annually. The principal amount of the loan is $189,973 and the interest rate is variable, adjusted monthly and is two points above the federal funds rate. As a result of the program, the Company granted options to purchase 618,738 shares. In accordance with FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation - An Interpretation of APB Opinion No. 25, the shares under options, as well as the shares underlying those purchased by Jay Kransler under the promissory note, are accounted for as variable, and the Company has recorded stock compensation totaling $784,874 for the year ended December 31, 2001. The intrinsic value of the options to purchase common stock will be re-measured at the end of each period for the life of the option and amortized over the vesting period.

         The following table summarizes the activity of our stock options and warrants:

                                                                  Number of Warrants/Options
                                            ------------------------------------------------------------------------

                                                 2000               1996
                                               Equity              Equity          Incentive
                                              Incentive           Incentive          Stock         Non-Qualified         Other
                               Warrants      Plan Options       Plan Options        Options        Stock Options        Options
                             ----------     -------------      -------------     -----------     ---------------    -------------
Balance December 31, 1998       431,643               -            800,360             3,281           57,500             100,125
          Granted                63,889               -            171,625                 -                -                   -
          Exercised            (335,177)              -            (67,856)             (781)          (7,500)             10,000)
          Canceled              (59,965)              -            (59,178)                -                -                   -
          Expired               (17,750)              -             (4,185)           (1,625)               -              (4,750)
                             ----------     -----------        -----------       -----------     ------------       -------------
Balance December 31, 1999        82,640               -            840,766               875           50,000              85,375
          Granted                     -               -            203,755                 -                -                   -
          Exercised                   -               -           (187,425)                -          (16,000)            (82,250)
          Canceled                    -               -            (95,320)             (625)               -                   -
          Expired                     -               -            (21,987)                -                -                   -
                             ----------     -----------        -----------       -----------     ------------       -------------
Balance December 31, 2000        82,640               -            739,789               250           34,000               3,125
          Granted                     -         328,300            856,839                 -                -                   -
          Exercised                   -               -           (134,248)                -                -                   -
          Canceled                    -               -           (662,483)                -          (22,000)                  -
          Expired                     -               -            (66,057)             (250)          (2,000)                  -
                             ----------     -----------        -----------       -----------     ------------       -------------
Balance December 31, 2001        82,640         328,300            733,840                 -           10,000               3,125
                             ==========     ===========        ===========       ===========     ============       =============

         All warrants are exercisable at December 31, 2001 at exercise prices ranging from $16.00 to $60.00, and 82,639 shares of common stock were reserved for future issuance upon exercise of the warrants.

         With respect to stock options, at December 31, 2001, 139,222 options were available for future grant and 1,297,100 shares of common stock were reserved for future issuance.

         Following is a further breakdown of the options outstanding as of December 31, 2001:


                                       Weighted Average                                    Weighted Average
                                           Remaining         Weighted                       Exercise Price
      Range of            Options      Contractual Life      Average          Options        of Options
   Exercise Prices      Outstanding         in Years       Exercise Price    Exercisable     Exercisable
------------------      -----------    ----------------    --------------    -----------   ---------------
   $  0.00 - $ 1.50        206,876             9.2           $  1.37              79,217        $  1.36
   $  1.50 - $ 2.00        154,800             9.5           $  1.71              78,183        $  1.71
   $  2.00 - $ 2.50        484,490             4.2           $  2.50             408,518        $  2.50
   $  2.50 - $ 3.00         50,000             9.6           $  2.52               5,201        $  2.52
   $  3.00 - $ 3.50        120,000             0.3           $  3.40              35,051        $  3.40
   $  3.50 - $ 5.00         14,000             9.3           $  4.51                   -              -
   $  5.00 - $11.50          3,330             1.0           $ 11.50               3,330        $ 11.50
   $ 11.50 - $15.00         10,208             4.2           $ 12.67              10,208        $ 12.67
   $ 17.00 - $18.00         30,624             2.3           $ 17.27              30,624        $ 17.27
   $ 22.50 - $26.00            937             2.8           $ 24.75                 937        $ 24.75
                         ---------                           -------             -------        -------
                         1,075,265                           $  2.86             651,269        $  3.25
                         =========                           =======             =======        =======

The weighted average exercise prices and fair values for options granted in 2001 are as follows:

                                                      Weighted Average
                                               --------------------------------
             Exercise Price on                      Fair            Exercise
               Date of Grant                       Value             Price
--------------------------------------------   ---------------    -------------

     Equal to market price of stock                 $1.30            $2.31


         For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The pro forma information follows:

                                                        2001         2000          1999
                                                   ------------ ------------- -------------

Pro forma net loss (in thousands)                   $   (9,095)  $  (10,672)   $   (9,348)
Pro forma net loss per share - basic and diluted    $    (1.46)  $    (1.76)   $    (1.66)

         The pro forma results above for 2001, 2000 and 1999 are not likely to be representative of the effects of applying FAS 123 on reported net income or loss for future years as these amounts reflect the expense for less than four years of vesting.

         Pro forma information regarding net loss and net loss per share is required by Statement 123, and has been determined as if the Company had accounted for our employee stock options under the fair-value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2001: a risk-free interest rate of 6%; a dividend yield of 0%; a volatility factor of 100.7%; and an option life of 2.8 years; for 2000: a risk-free interest rate of 6%; a dividend yield of 0%; a volatility factor of 95.1%; and an option life of 2.6 years; for 1999: a risk-free interest rate of 6%; a dividend yield of 0%; a volatility factor of 86.9% and an option life of
4.6 years.

         The weighted average exercise prices for stock option activity are as follows:

                                 Number of Stock Options      Weighted Average
                                     Under All Plans          Exercise Prices
                                --------------------------  --------------------

   Balance December 31, 1998              961,266                  $14.40
             Granted                      171,625                  $22.48
             Exercised                    (86,137)                 $14.88
             Canceled                     (59,178)                 $22.72
             Expired                      (10,560)                 $26.00
                                --------------------------
   Balance December 31, 1999              977,016                  $15.16
             Granted                      203,755                  $20.11
             Exercised                   (285,675)                 $15.59
             Canceled                     (95,945)                 $20.53
             Expired                      (21,987)                 $20.32
                                --------------------------
   Balance December 31, 2000              777,164                  $15.52
             Granted                    1,185,139                  $ 2.31
             Exercised                   (134,248)                 $ 2.50
             Canceled                    (684,483)                 $14.91
             Expired                      (68,307)                 $17.33
                                --------------------------
   Balance December 31, 2001            1,075,265                  $ 2.86
                                ==========================

8.   INCOME TAXES

     Significant components of our net deferred income tax assets as of December 31, 2001 and 2000 are shown below. A valuation allowance has been established to offset the net deferred tax asset as of December 31, 2001 and 2000 respectively, as realization of such assets is uncertain.

                                                   2001            2000
                                              ------------    ------------

     Net operating loss carryforwards         $ 27,951,000    $ 27,206,000
     Capitalized research & development          1,933,000       2,058,000
     Research & development credits              1,350,000       1,286,000
     Deferred revenue                            2,608,000               -
     Other                                         230,000          91,000
                                              ------------    ------------
                                                34,072,000      30,641,000
     Valuation allowance                       (34,072,000)    (30,641,000)
                                              ------------    ------------
                                              $          -    $          -
                                              ============    ============

     As of December 31, 2001, the Company has accumulated federal and California net operating loss carryforwards of approximately $78,294,000 and $9,523,000, respectively. Approximately $4,700,000 of the federal net operating loss expired in 2001. The federal tax loss carryforwards will continue to expire in 2002. The California tax loss carryforward will begin to expire in 2002 unless previously utilized. Additionally, the Company has federal and California research and development tax credit carryforwards of approximately $1,299,000 and $78,000, respectively, which will begin expiring in 2005 unless previously utilized.

     In accordance with certain provision of the Internal Revenue Code, a change in ownership of greater than 50% within a three-year period will place an annual limitation on the ability to utilize its existing net operating loss and tax credit carryforwards. As a result of sales of common stock, ownership changes occurred in September 1991 and October 1997. Accordingly, the utilization of net operating loss carryforwards, which had accumulated as of September 1991 and October 1997, will be limited to a prescribed amount in each successive year. However, the Company believes that this limitation will not have a material effect on the financial statements.

9.   ASSETS HELD FOR SALE

     As part of the December 2000 negotiations for the restructuring of the PROSORBA column partnership agreement and sale of assets to Fresenius, the assets and liabilities related to the PROSORBA column activities were being held for sale.

     The amounts included in assets held for sale include the net book value of the assets and liabilities related to the PROSORBA sales and research and development operations which were sold to Fresenius HemoCare in January 2001.

     The net book values of the assets, which consists primarily of fixed assets, and liabilities related to the PROSORBA sales and marketing and our research and development operations as of December 31, 2000 are as follows:

                                                                    2000
                                                                  --------
          Assets to be sold net of accumulated depreciation:
            Sales and marketing assets                            $ 15,452
            Research and development assets                         10,494
            Other assets                                               694
            Capital lease asset                                      9,420
                                                                  --------
                                                                    36,060
          Capitalized lease obligations                             (9,321)
                                                                  --------
          Net assets to be sold                                   $ 26,739
                                                                  ========

     The restructured agreement transferred several operating lease obligations to Fresenius and transferred all of the future capital lease obligation to Fresenius referred to in note 5.

10.  SUBSEQUENT EVENT

In February 2002, the Company and Fresenius amended certain provisions of the Amended and Restated License Agreement. Under the terms of the amendment, the initial $8 million payment received in January 2001 was made non-refundable under any circumstances. The amendment also eliminated the payment of royalties on column sales in excess of 10,000 in any of the first five years of the Agreement and eliminated all royalties on Column sales beyond five years. A contingent payment is due to the Company in the amount of $1 million if sales during the first seven years exceed 35,000 units, $2 million if they exceed 50,000 units and none if the sales are less that 35,000 units. Such payment, if any, will be due on June 30, 2008 and is non-refundable. Prior to these modifications, the Company had accounted for the initial $8 million payment as deferred revenue, and had amortized this amount on a straight-line basis over five years, at the rate of $400,000 per quarter. As a result of these modifications, the Company will recognize the remaining deferred revenue, which amounted to $6.4 million as of December 31, 2001, as revenue in the quarter ended March 31, 2002.

Private Placement

     The Company is scheduled to hold a special meeting of stockholders "Special Meeting", on March 25, 2002. At the special meeting, stockholders will be asked to approve (i) the issuance and sale of up to 6,882,591 shares of Common Stock (the "Shares"), (ii) warrants to purchase an aggregate of 3,441,296 shares of the Company's Common Stock (the "Warrants" and together with the Shares, the "Securities") and the Common Stock that is issuable upon exercise of the warrants (the "Warrant Shares"), (iii) warrants to purchase an aggregate of 890,688 shares of our Common Stock to be issued to the placement agents and the Common Stock that is issuable upon exercise of the warrants and (iv) the potential issuance of additional warrants to purchase an aggregate of 1,548,583 shares of our Common Stock and the Common Stock that is issuable upon exercise of the warrants (collectively, the "Financing"). If approved by the shareholders at the special meeting, the Company intends to close on binding commitments that it has received to purchase approximately $17 million of the Company's common stock.

     The closing of the Financing, is contingent upon (i) the approval by the stockholders of the Financing at the Special Meeting, (ii) a determination by the National Association of Securities Dealers, Inc. ("NASD") that the securities will continue to be listed on The Nasdaq SmallCap Market ("Nasdaq") and (iii) the delivery of a legal opinion by our counsel. If stockholder approval of the Financing is obtained and the Company continues to be listed on Nasdaq, the closing of the Financing is expected to occur immediately after the Special Meeting.

11.      QUARTERLY INFORMATION (UNAUDITED)

         The following quarterly information includes all adjustments which management considers necessary for a fair statement of such information. For interim quarterly financial statements, the provision for income taxes is estimated using the best available information for projected results for the entire year. The quarterly losses per share differ from that previously disclosed in that they reflect the effect of the reverse stock split.

                                                                                2001
                                                ---------------------------------------------------------------------
                                                       First            Second            Third         Fourth
                                                      Quarter           Quarter          Quarter        Quarter
                                                ---------------------------------------------------------------------
  Revenue from Fresenius Agreement                $   400,000       $   400,000       $   400,000       $   400,000

  Total costs and expenses                        $ 1,613,507       $ 1,395,044       $ 3,125,902       $ 2,803,741

  Other income                                    $    33,529       $    64,569       $    33,786       $    12,682

  Net loss                                        $(1,179,978)      $  (930,475)      $(2,692,116)      $(2,391,059)

  Loss per share (Basic and Diluted)              $      (.19)      $      (.15)      $      (.42)      $      (.38)

  Shares used in calculating per share amounts      6,107,433         6,203,526         6,342,553         6,342,553

                                                                                2001
                                                ---------------------------------------------------------------------
                                                       First            Second            Third         Fourth
                                                      Quarter           Quarter          Quarter        Quarter
                                                ---------------------------------------------------------------------
  Revenue from Fresenius Agreement                $   566,867       $   847,878       $   889,382       $   671,081

  Loss on sale of assets                          $         -       $         -       $         -       $         -

  Total costs and expenses                        $ 3,565,253       $ 2,936,985       $ 2,769,905       $ 2,289,490

  Net loss                                        $(2,981,409)      $(2,048,694)      $(1,858,762)      $(1,613,161)

  Loss per share (Basic and Diluted)              $      (.50)      $      (.34)      $      (.31)      $      (.26)

  Shares used in calculating per share amounts      5,949,782         6,080,990         6,089,770         6,090,265